Exhibit 99.1

Bellerophon Provides Clinical Program Update and Reports Fourth Quarter and Full-Year 2020 Financial Results

WARREN, N.J., March 11, 2021 – Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary diseases, today provided a clinical program update and reported financial results for the fourth quarter and year ended December 31, 2020.

“Bellerophon continues to make significant progress in advancing its INOpulse® inhaled nitric oxide therapy in multiple indications,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “In December 2020, we announced that the first patient had been enrolled in our pivotal Phase 3 REBUILD study for fibrotic interstitial lung disease (fILD) patients at risk of associated pulmonary hypertension. In addition, we expect top-line results from our Phase 2 dose escalation study of INOpulse in sarcoidosis (PH-Sarc) this year.”

“Our balance sheet continues to be strong and provides us with the resources to support our ongoing clinical programs in fILD and PH-Sarc,” concluded Mr. Tenenbaum.

Clinical Program Highlights:

fILD

●	REBUILD Phase 3 Study: In December, Bellerophon announced that the first patient had been enrolled in its Phase 3 REBUILD registrational study of INOpulse for the treatment of fILD. The REBUILD study will enroll 300 fILD patients who will be treated with either INOpulse at a dose of iNO45 or placebo. The primary endpoint is change in moderate to vigorous physical activity (MVPA). If approved, INOpulse would become the first therapy to treat a broad fILD population that includes patients at low-, intermediate- and high-risk of pulmonary hypertension.

The Phase 3 program builds on positive top-line results from the Company’s previously reported Phase 2 studies for INOpulse for the treatment of fILD. Acute treatment with INOpulse showed benefit in multiple cardiopulmonary parameters, including pulmonary vascular resistance, which improved by 21%, and mean pulmonary arterial pressure, which improved by 12%. Chronic treatment with INOpulse at a dose of iNO45 assessed over four months showed an average improvement in MVPA of 20% as compared to placebo. The improvements in MVPA were supported by benefits in overall activity, as well as two patient reported questionnaires, the University of California, San Diego Shortness of Breath Questionnaire and the St. George’s Respiratory Questionnaire.

Pulmonary Hypertension-Sarcoidosis (PH-Sarc)

●	Phase 2 Clinical Study: Bellerophon is continuing enrollment in a Phase 2 dose escalation study in PH-Sarc and anticipates the availability of top-line data during 2021. The safety and efficacy study is assessing the acute hemodynamic benefit of INOpulse via right heart catheterization. PH-Sarc is an unmet medical need with a median survival of approximately five years after diagnosis. Similar to PH associated with fILD, there are currently no approved therapies to treat PH-Sarc.

COVID-19 (Coronavirus)

●	COViNOX Phase 3 Study: The randomized, placebo-controlled COViNOX study evaluated the efficacy and safety of the investigational INOpulse therapy in patients diagnosed with COVID-19 who require supplemental oxygen. In November 2020, the Company announced the results of a pre-specified interim analysis conducted by an independent Data Monitoring Committee (DMC). Based on the recommendation of the DMC, the COViNOX study was placed on clinical hold. Upon completion of the protocol defined monitoring period, the safety and efficacy analysis of the full 191 patients was reviewed by the DMC, and the DMC determined that there were no safety concerns attributed to INOpulse. However, based on the absence of an efficacy signal and the availability of multiple vaccines, the Company will not be continuing the COViNOX trial.

Corporate Update:

●	In 2020, a patent covering the shape of the nitric oxide pulse and valve configuration of our proprietary INOpulse drug delivery device was issued in the U.S. with an expiry date of June 2039. The issued patent builds upon the Company’s portfolio of over 100 issued and pending patent applications and the Orphan Drug Designation for nitric oxide for the treatment of idiopathic pulmonary fibrosis in the U.S., which can provide up to 7 years of exclusivity if the product is approved.
●	In November 2020, the Company presented at the H.C. Wainwright 6th Annual Israel Conference.
●	In January 2021, Belleophon presented at the H.C. Wainwright Virtual BioConnect 2021 Conference.

Fourth Quarter Financial Results:

For the fourth quarter ended December 31, 2020, the Company reported a net loss of $8.0 million, or $(0.84) per share, compared to a net loss of $4.1 million, or $(0.89) per share in the fourth quarter ended December 31, 2019.

Net loss for the three months ended December 31, 2020 included income of $0.4 million due to a change in fair value of the Company’s common stock warrant liability, as compared to $0.2 million in the fourth quarter of 2019.

Research and development expenses for the fourth quarter ended December 31, 2020 were $6.1 million, compared to $2.8 million in the prior year period. The increase was primarily due to costs related to the Phase 3 COVID-19 and fILD trials.

General and administrative expenses for the fourth quarter ended December 31, 2020 were $2.0 million, compared to $1.5 million in the prior year period. The increase was primarily due to intellectual property, consulting, and labor costs.

2020 Year End Financial Results:

For the year ended December 31, 2020, the Company reported a net loss of $24.7 million, or $(3.17) per share, compared to net loss of $13.3 million, or $(2.95) per share, in the year ended December 31, 2019.

Net loss for the year ended December 31, 2020 included an expense of $0.3 million due to a change in fair value of the Company’s common stock warrant liability, as compared to an income of $2.7 million in the year ended December 31, 2019.

Research and development expenses for the year ended of December 31, 2020 were $17.9 million, compared to $11.0 million in the year ended December 31, 2019. The increase was primarily due to costs related to the Phase 3 COVID-19 and fILD trials.

General and administrative expenses for the year ended December 31, 2020 were $8.4 million, compared to $6.4 million for the year ended December 31, 2019. The increase was primarily due to intellectual property, consulting, and labor costs.

Balance Sheet
As of December 31, 2020, the Company had cash and cash equivalents of $47.6 million, compared to cash and cash equivalents of $9.9 million at December 31, 2019.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse®, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

Bellerophon Therapeutics, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$47,557	$9,874
Restricted cash	103	103
Prepaid expenses and other current assets	420	405
Total current assets	48,080	10,382
Restricted cash, non-current	300	300
Right of use assets, net	1,504	2,110
Property and equipment, net	169	316
Other non-current assets	186	—
Total assets	$50,239	$13,108
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,725	$3,106
Accrued research and development	3,699	2,117
Accrued expenses	2,305	1,703
Current portion of operating lease liabilities	704	658
Total current liabilities	10,433	7,584
Long term operating lease liabilities	956	1,659
Common stock warrant liability	601	274
Total liabilities	11,990	9,517

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share; 200,000,000 shares authorized and 9,491,111 and 4,580,127 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	95	46
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, zero shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	252,645	193,308
Accumulated deficit	(214,491)	(189,763)
Total stockholders' equity	38,249	3,591
Total liabilities and stockholders' equity	$50,239	$13,108

Bellerophon Therapeutics, Inc.

Consolidated Statement of Operations

(Amounts in thousands, except share and per share data)

	Year Ended
	December 31,
	2020	2019
Operating expenses:
Research and development	$17,890	$11,032
General and administrative	8,386	6,441
Total operating expenses	26,276	17,473
Loss from operations	(26,276)	(17,473)
Change in fair value of common stock warrant liability	(327)	2,682
Warrant amendment charge	—	(674)
Interest income and financing expenses, net	(250)	397
Pre-tax loss	(26,853)	(15,068)
Income tax benefit	2,125	1,801
Net (loss) income	$(24,728)	$(13,267)
Weighted average shares outstanding:
Basic	7,797,130	4,503,375
Diluted	7,797,130	4,503,375
Net (loss) income per share:
Basic	$(3.17)	$(2.95)
Diluted	$(3.17)	$(2.95)